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                                                                 Exhibit 4(r)(i)

                                    METLOGO
                      METROPOLITAN LIFE INSURANCE COMPANY
               (A Mutual Company Incorporated in New York State)
               One Madison Avenue--New York, New York 10010-3690


                                  ENDORSEMENT


This Endorsement amends Item 7 of the Single Premium Immediate Income Payment Contract to which it is attached, as follows:

The limitation on the number of investment divisions to and from which you can make transfers will no longer apply. You may transfer money to or from any available investment division.




     -S-                                         -S-


Louis J. Ragusa                             Harry P. Kamen
Vice-President & Secretary                  Chairman, President and Chief
                                            Executive Officer


G.20247-560